Exhibit 99.1

EZCORP ADDS FOUR NEW DIRECTORS
AUSTIN, Texas (July 28, 2014) - EZCORP, Inc. (NASDAQ: EZPW), a leading provider of instant cash solutions for consumers, today announced that its Board of Directors has expanded its size to seven and has elected Mark E. Kuchenrither, Joseph L. Rotunda, Thomas C. Roberts, and Peter Cumins to serve as directors.
Mark E. Kuchenrither - Mr. Kuchenrither, age 52, is serving as Interim President and Chief Executive Officer, as well as Chief Financial Officer, of EZCORP. Mr. Kuchenrither joined the Company as Senior Vice President, Strategic Development in March 2010. He was promoted to President, Change Capital in October 2011 and to Executive Vice President in May 2012. He was named Chief Financial Officer in October 2012. From 2007 to March 2010, Mr. Kuchenrither served as Vice President of Operations of Sun Capital Partners, a private equity firm, where he was responsible for the oversight of ten portfolio companies with an emphasis on profit improvement. Mr. Kuchenrither began his career in various accounting and controllership functions.
Joseph L. Rotunda - Mr. Rotunda, age 67, served as EZCORP's Chief Executive Officer and a member of the EZCORP Board of Directors for 10 years from August 2000 to November 2010. Under his leadership, the Company grew from a few hundred store fronts operating in 11 states to over 1,000 owned and operated locations in the U.S., Mexico and Canada. EZCORP's market capitalization during that time grew from approximately $17 million in 2000 to over $1 billion at the time of his retirement. During Mr. Rotunda's tenure, EZCORP’s growth and performance were recognized with the company’s inclusion on Forbes list of “200 Best Small Companies” in 2006, Business Weekly’s “100 Hot Growth Companies” in 2007, the Association for Corporate Growth’s “2010 Outstanding Corporate Growth Award” for Central Texas, and FORTUNE Magazine’s 2010 list of “100 Fastest Growing Companies.”
Since his retirement from EZCORP, Mr. Rotunda served as a consultant to the Company from November 2010 to November 2013 and has since served as a consultant and adviser to various businesses. He is currently a director of eCommission Financial Services, Inc., a privately held company focusing on commission advance products to real estate sales professionals. Mr. Rotunda served for ten years as a director of Easyhome Ltd. (TSX: EH), Canada's largest, and North America's third largest, merchandise leasing company, offering consumer leasing agreements through both corporate and franchise stores, as well as a variety of financial services through its Easyfinancial services business.
Thomas C. Roberts - Mr. Roberts, age 72, previously served on the EZCORP Board of Directors from January 2005 to January 2014. He served as Chairman of the Audit Committee from January 2004 to November 2008, and as Lead Independent Director from November 2008 to September 2013. Since 1990, Mr. Roberts has been a private investor and is currently Chairman of the Board of Directors of Pensco, Inc., a financial services company, having previously served as a senior executive (including Chief Financial Officer) of Schlumberger, Ltd. (1970 to 1985) and President and director of Control Data Computer Systems and Services (1985 to 1989). Mr. Roberts has agreed to serve on the Audit Committee and to Chair the committee on an interim basis.
Peter Cumins - Mr. Cumins, age 63, is the Managing Director of Cash Converters International Limited, a public company headquartered in Perth, Western Australia, and traded on the Australian Stock Exchange (ASX: CCV), with a market capitalization of almost $500 million. Cash Converters owns and franchises retail and financial services stores in 21 countries. EZCORP owns approximately 33% of the outstanding capital stock of Cash Converters, owns and operates 35 stores in the United States and Canada under the "Cash Converters" brand, and has entered into a joint venture with Cash Converters to develop a network of franchised buy/sell stores in Mexico under the "Cash Converters" brand.
Mr. Cumins joined Cash Converters in August 1990 as Finance and Administration Manager, became General Manager in March 1992 and became Managing Director in April 1995. Mr. Cumins has overseen the major growth in the number of company-owned and franchised locations in Australia, as well as the international development of the Cash Converters franchise system.

Chairman Commentary
Lachlan P. Given, EZCORP's non-executive Chairman of the Board stated: "We are absolutely delighted with these additions to our Board of Directors. Both Joe and Peter bring deep pawnbroking and financial services expertise, and both have very successfully led their companies during periods of rapid growth and industry change. Tom's prior EZCORP experience, combined with his extensive experience in managing large, complex, global organizations, make him uniquely suited to return to the Board at this time. And of course, Mark will bring the necessary senior executive perspective to Board deliberations.
"Combined, these new directors bring almost 50 years of targeted, industry-related experience and expertise. I look forward to working with them, as well as with our existing directors, Pablo Lagos and Santiago Creel, as we refocus the Company's strategy and initiatives on our core businesses in order to deliver superior shareholder value."
About EZCORP
EZCORP is a leader in delivering easy cash solutions to our consumers across channels, products, services and markets. With approximately 7,500 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and "Adex"), a leading provider of consumer loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The Company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.
Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s strategy and initiatives. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company’s services and merchandise. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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